Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Brinlea Johnson

212-551-1453

brinlea@blueshirtgroup.com

drugstore.com Announces Expiration of HSR Waiting Period for the Proposed

Walgreens Merger

BELLEVUE, Wash., May 9, 2011 — drugstore.com, inc. (NASDAQ: DSCM), a leading online retailer of health, beauty, clinical skincare, and vision products, today announced the expiration of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR Act), with respect to the proposed merger previously announced on March 24, 2011 pursuant to which drugstore.com would be acquired by Walgreen Co. in a cash transaction. Accordingly, the merger closing condition with respect to the expiration or termination of the waiting period under the HSR Act has been satisfied. Completion of the merger remains subject to satisfaction or waiver of certain other conditions, including approval by the stockholders of drugstore.com. The parties continue to expect the transaction to close in June 2011.

About drugstore.com, inc.

drugstore.com, inc. (Nasdaq:DSCM) is a leading online retailer of health, beauty, clinical skincare, and vision products. Our portfolio of brands includes: drugstore.com™, Beauty.com™, SkinStore.com™, and VisionDirect.com™. All provide a convenient, private, and informative shopping experience, while offering a wide assortment of more than 55,000 non-prescription products at competitive prices.

The drugstore.com pharmacy service, in association with BioScrip Pharmacy Services, Inc., is certified by the National Association of Boards of Pharmacy (NABP) as a Verified Internet Pharmacy Practice Site (VIPPS) and complies with federal and state laws and regulations in the United States.

The drugstore.com, inc. logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=6419

This press release contains forward-looking statements regarding future events leading up to and including the potential consummation of a merger of drugstore.com with a subsidiary of Walgreens. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: the ability of the parties to consummate the proposed merger on the terms described in this release, or at all; the satisfaction of the various closing conditions to the proposed merger; the ability to realize anticipated benefits of the proposed merger; and other factors affecting ecommerce and other retail markets generally. Additional information regarding factors that potentially could affect the business, financial condition, and operating results of drugstore.com, inc. is included in the Company’s periodic filings with the SEC on Forms 10-K, 10-Q, and 8-K. drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement, except as otherwise specifically stated by it.